EXHIBIT 4

SUNCOR ENERGY INC.

KEY CONTRIBUTOR STOCK OPTION PLAN

September 21, 2004

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS
ARTICLE II- GENERAL
2.1	Purpose
2.2	Administration
2.3	Interpretation
2.4	Selection for Participation
2.5	Types of Awards under the Plan
2.6	Shares Subject to the Plan
2.7	Award Agreements
2.8	Loans to Participants
2.9	Non-transferability
ARTICLE III - SHARE OPTIONS AND SHARE APPRECIATION RIGHTS
3.1	Award of Options and SARs
3.2	Exercise Term
3.3	Exercise Price
3.4	Payment of Exercise Price
3.5	Share Appreciation Rights
3.6	Payment of Cash on Exercise of SARs
3.7	Death or Entitlement to Disability Benefits of Participant
3.8	Retirement of Participant
3.9	Termination for Cause
3.10	Other Involuntary Termination of Employment
3.11	Voluntary Termination of Employment
3.12	Discretion to Permit Exercise
ARTICLE IV - LIMITED APPRECIATION RIGHTS
4.1	Award of LARs
ARTICLE V - OTHER SHARE-BASED AWARDS
5.1	Other Share-Based Awards under the Plan
5.2	Consideration for Other Share-Based Awards
5.3	Payment of Consideration
ARTICLE VI - AWARDS TO OTHER EMPLOYEES
6.1	Awards to Other Employees
ARTICLE VII - REORGANIZATION OF THE COMPANY
7.1	General
7.2	Reorganization of Company’s Capital
7.3	Other Events Affecting the Company
7.4	Immediate Exercise of Awards
7.5	Issue by Company of Additional Shares
ARTICLE VIII - MISCELLANEOUS PROVISIONS
8.1	Legal Requirement
8.2	Rights of Participant
8.3	Amendment or Discontinuance
8.4	Indemnification
8.5	Effective Dates
8.6	Governing Law
APPENDIX “A” - PERFORMANCE AWARDS
APPENDIX “B” - LIMITED APPRECIATION RIGHTS AWARDS

KEY CONTRIBUTOR SHARE OPTION PLAN

ARTICLE I - DEFINITIONS

When used herein, the following terms shall have the following meanings:

1.1                                 “Associated Company” - means any subsidiary of the Company.

1.2                                 “Award” - means an award granted or permitted to be granted under this Plan as contemplated by paragraph 2.5 of this Plan.

1.3                                 “Award Agreement” - means a signed written agreement evidencing the terms and conditions upon which an Award may be granted under this Plan, or a certificate issued by the Company, in such form as may be approved by the Board or Committee from time to time, which evidences the grant of an Award.

1.4                                 “Board” - means the Board of Directors of the Company.

1.5                                 “Change of Control” - a transaction or series of transactions whereby any person or combination of persons beneficially owns, directly or indirectly, or exercises control or direction over, 35% or more of the outstanding voting securities of the Company or any person (a “Successor”) formed by the merger, amalgamation, consolidation or statutory arrangement of the Company with or into any other person.  For the purposes of this definition, “person” includes an individual, partnership, association, organization, government or governmental body, body corporate or other entity.

1.6                                 “Change of Control Transaction” - means, for the purposes of determining a Participant’s entitlement in respect of any outstanding Limited Appreciation Rights (“LARs”), a transaction in which there is a Change of Control on a basis which generally provides common shareholders of the Company with an opportunity to realize an equivalent amount per share in respect of a proportionate share of the holdings of Shares.  In the event that there is any question as to whether a change of control transaction has occurred in any circumstances, the Board shall determine the matter and any such determination of the Board shall be final and conclusive for the purposes of the Plan.

1.7                                 “Committee” - means a committee of the members of the Board.

1.8                                 “Company” - means Suncor Energy Inc.

1.9                                 “Disability Benefits” - means benefits other than normal sick leave payments from payroll to which a Participant becomes entitled under a disability program of the Company or an Associated Company.

1.9                                 “Exercise Notice” - means a notice in writing signed by the Participant stating the Participant’s intention to exercise a particular Option, SAR, LAR or other Award.

1.11                           “Exercise Price” - means the price at which a Share of the Company may be purchased pursuant to the exercise of an Option or SAR.

1.12                           “Exercise Term” - means the period of time during which Options, SARs, LARs or other Awards may be exercised.

1.13                           “Insider” – has the meaning as defined in the Securities Act (Alberta).

1.14                           “Limited Appreciation Right” or LAR” - has the meaning attributed thereto by paragraph 4.1 and Appendix “B” to this Plan.

1.15                           “Market Value” - means, where used in relation to a Share or an aggregate number of Shares on any relevant date the value represented by the simple average of the high and low prices at which Shares were traded in one or more board lots on The Toronto Stock Exchange on the day prior to the relevant date or, if the Shares were not so traded on that day, the value represented by the simple average of the high and low prices at which the Shares were traded in one or more board lots on The Toronto Stock Exchange on the first day prior to the relevant date on which Shares were so traded.

1.16                           “Option” - means an Award that may be granted to a Participant allowing the Participant to purchase Shares of the Company at a set price for a future period which does not exceed 10 years.

1.17                           “Other Share-Based Awards” - has the meaning attributed thereto by paragraph 5.1.

1.18                           “Participants” - means key contributors of the Company or one of its Associated Companies, excluding any Insiders of the Company, whose selection to receive a grant of Options is approved by the Board, and the Chairman of the Board of the Company, regardless of whether he or she serves in such capacity on a full or part-time basis.

1.19                           “Performance Account” - means a bookkeeping account maintained by the Company in the name of each Participant showing the number of Performance Units to which such a Participant may become entitled to in accordance with the Plan.

1.20                           “Performance Period” - means the period of time during which a Participant’s performance is measured against the performance targets set for such Participant.

1.21                           “Performance Share” - means a fully paid and non-assessable common share in the capital stock of the Company which is issued to a Participant in accordance with the terms and conditions contained in Appendix “A” of this Plan.

1.22                           “Performance Unit” - means the right of a Participant, pursuant to the terms and conditions of Appendix “A” of this Plan, to receive one Performance Share in the manner and subject to the restrictions set forth in this Plan.

1.23                           “Plan” - means the Suncor Energy Inc. Key Contributor Share Option Plan, including all appendices thereto.

1.24                           “Retirement” - means a Participant’s termination of employment on a date on which such employee would be eligible for an immediately payable benefit pursuant to the terms of the Suncor Pension Plan (“SPP”), assuming such employee is eligible to participate in the SPP.

1.25                           “Settlement Day” - means the third Trading Day following the date of exercise in respect of any particular exercise of an Option.

1.26                           “Shares” - means the common shares of the Company.

1.27                           “Share Appreciation Right” or “SAR” - has the meaning attributed thereto by paragraph 3.5.

1.28                           “Trading Day” - means a day on which The Toronto Stock Exchange is open for trading in securities.

ARTICLE II- GENERAL

2.1                               Purpose

The principal purpose of this Plan is to provide key contributing employees of the Company and its Associated Companies with an opportunity to receive a variety of different forms of compensation awards. The Plan is designed to be flexible in order to provide recipients of Awards hereunder with incentives for continued improved performance thereby promoting the long term financial success of the Company and materially increasing shareholder value by: (i) attracting and retaining individuals of exceptional ability, (ii) strengthening the Company’s capability to develop, maintain and direct a competent management team, (iii) motivating key contributing employees, by means of performance related incentives, to achieve long-range performance goals, (iv) providing incentive compensation opportunities competitive with those of other major oil and gas companies and (v) enabling individuals who receive Awards hereunder to participate in the long-term growth and financial success of the Company.

2.2                               Administration

(a)                                  The Plan shall be administered by the Board.

(b)                                 The Board shall have the sole and complete authority (i) to approve the selection of Participants, (ii) to make Awards in such forms and amounts as it shall determine, (iii) to impose such limitations, restrictions, and conditions upon such Awards as it shall deem appropriate, (iv) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (v) to make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.  The Board’s determinations and actions within its authority under the Plan shall be conclusive and binding upon the Company and all other persons.

(c)                                  To the extent permitted by law, the Board may from time to time delegate to a Committee or, where appropriate, to the Chief Executive Officer of the Company (the “CEO”) all or any of the powers conferred on the Board under the Plan, with the authority of the Committee or CEO, as applicable, to further delegate such powers from time to time to the Senior Vice President, Human Resources and Communications of the Corporation (the “Designated Person”).  In such event, the Committee, CEO or Designated Person shall exercise the delegated powers in the manner and on the terms authorized by the Board, and all references herein to the Board or to the Committee shall include the Board, the Committee, the CEO or Designated Person, as applicable.  Any decision made or action taken by the Board, the Committee, the CEO or Designated Person arising out of or in connection with the administration or interpretation of the Plan in this context shall be final and conclusive.

2.3                               Interpretation

(a)                                  Whenever the Board or, where permitted, the Committee the CEO or Designated Person is to exercise discretion in the administration of terms and conditions of this Plan, the term “discretion” shall mean the “sole and absolute discretion” of the Board, the Committee, the CEO or Designated Person, as the case may be.

(b)                                 Whenever an Award may be granted pursuant to the terms and conditions of this Plan, or Appendix “A” or Appendix “B” hereto, the Committee, CEO or Designated Person may make recommendations for the Board’s consideration with respect to the granting of such Awards.

(c)                                  For the purposes of this Plan, a Participant shall be deemed to have ceased to be an employee of the Company, and the Participant’s employment with the Company shall be deemed to be terminated (i), in the case of resignation, Retirement or termination of a Participant’s employment by the Company, whether or not for cause and with or without reasonable or any notice, on the date the Participant or the Company, as applicable, delivers notice of resignation, Retirement or termination to the other, or such date thereafter, if any, as the Participant and Company agree in writing shall be the effective date of resignation, Retirement or termination, as applicable, for incentive plan purposes, and (ii) in the case of a Participant’s death, on the date of the Participant’s death.

2.4                               Selection for Participation

Participants shall be selected from those key contributing employees, excluding Insiders of the Company, who have the capacity to contribute to the success of the Company and its Associated Companies.  In approving this selection, the Board or Committee shall consider such factors as it deems relevant subject to the provisions of this Plan.

2.5                               Types of Awards under the Plan

Awards granted under this Plan may be in the form of any one or more of the following:  (i) Options, (ii) Share Appreciation Rights (either in conjunction with Options or standing alone) (“SARs”), (iii) shares of the Company including, without limitation, common shares of the Company, (iv) Limited Appreciation Rights (in conjunction with Options) (“LARs”), as described in Appendix “B”, and (v) other share-based awards not inconsistent with the terms of the Plan, including Performance Units and Performance Shares as described in Appendix “A”.

2.6                               Shares Subject to the Plan

(a)                                  The Shares which may be the subject of Awards under this Plan shall be those Shares which the Board from time to time shall at its discretion have reserved and approved for issuance under the Plan. The aggregate number of Shares which may be issued under the Plan or reserved for issuance upon the exercise of Options, SARs or other Awards made under, or otherwise governed by, the Plan, shall not exceed 5,200,000 Shares.  In addition, the aggregate number of Shares which may be reserved for issuance under the Plan and under any other employee stock option plans, options for services and employee stock purchase plans of the Company must not exceed 10% of the issued and outstanding Shares of the Company (on a non-diluted basis) and the aggregate number of Shares reserved for issuance under the Plan and any other employee stock option plans, options for services and employee stock purchase plans of the Company to any one person must not exceed 5% of the issued and outstanding Shares (on a non-diluted basis).

(b)                                 Subject to stock exchange approval where required, the Board may, in its discretion, decide to award shares of another authorized class or series of shares of the Company that are convertible into Shares or make such other shares subject to purchase under an Option, in which event the maximum number of Shares into which such other shares may be converted shall be used in applying the aggregate share limit under this paragraph 2.6 and all provisions of the Plan relating to Shares shall apply with full force and effect with respect to such convertible shares.  If, for any reason, any Shares awarded or subject to purchase by exercising Options under the Plan are not delivered or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of Shares or termination, expiration or cancellation (with the consent of the Participant) of an Option, SAR or other Award, such Shares shall again become available for award under the Plan.

2.7                               Award Agreements

All grants of Awards under this Plan referred to in paragraph 2.5 shall be evidenced by an Award Agreement.  Such Award Agreement shall be subject to the applicable provisions of the Plan and shall contain such provisions as are required by this Plan and any other provisions which the Board, the Committee, CEO or Designated Person may direct. Any proper officer of the Company is authorized and empowered to execute on behalf of the Company and deliver any Award Agreement to the Participants from time to time designated by the Board.  Award Agreements may be executed by original or facsimile signature.

2.8                               Loans to Participants

The Board in its discretion may provide Participants with low interest or interest free loans to finance the purchase of Shares pursuant to Awards made under the Plan.

2.9                               Non-transferability

Subject to paragraph 3.7 relating to Options and SARs and the provisions of Appendix “B” to this Plan relating to LARs, any Options, SARs, LARs or other Awards granted under the Plan may only be exercised during the lifetime of the Participant by such Participant personally and no assignment or transfer of Options, SARs, LARs or other Awards, whether voluntary, involuntary, by operation of law or otherwise, shall vest any interest or right in such Options, SARs, LARs, or other Awards whatsoever in any assignee or transferee, but immediately upon any assignment or transfer, or any attempt to make the same, such Options, SARs, LARs, or other Awards shall terminate and be of no further effect.

ARTICLE III - SHARE OPTIONS AND SHARE APPRECIATION RIGHTS

3.1                               Award of Options and SARs

The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, award Options or SARs (either in conjunction with Options or standing alone) to any Participant.

3.2                               Exercise Term

(a)                                  The maximum term during which Options and SARs may be exercised shall be determined by the Board, but in no event shall the Exercise Term of an Option or SAR exceed ten (10) years from the date of its grant.

(b)                                 Subject to paragraph 3.2(a), the provisions of this Plan and any Award Agreement, Options and SARs may be exercised by means of giving an Exercise Notice addressed to the Company.  Where Options or SARs are exercised, they shall be deemed to have been exercised on the date that the Exercise Notice in respect of such Options or SARs is received by the Treasurer or Secretary respectively, of the Company at the Company’s head office.

3.3                               Exercise Price

The Exercise Price of any Option to purchase Shares must not be less than the Market Value of a Share determined on the date of the granting of the Option.

3.4                               Payment of Exercise Price

The Exercise Price shall be fully paid in cash on or before the Settlement Day.  No shares shall be issued or transferred until full cash payment has been received therefor.  As soon as practicable after receipt of any Exercise Notice and full payment, the Company shall deliver to the eligible Participant, a certificate or certificates representing the acquired Shares.

3.5                               Share Appreciation Rights

The Board may grant SARs either alone or in conjunction with the granting of an Option.  Where SARs are granted on a stand alone basis, the SARs shall, subject to paragraph 3.6, entitle the Participant to receive, upon the exercise of the SARs, Shares having an aggregate Market Value equal to the number of SARs exercised, multiplied by the excess of the Market Value of a Share determined on the date of exercise of the SARs over the Market Value of a Share determined on the date of grant of the SARs.  Where SARs are granted in conjunction with Options, the SARs shall entitle, subject to paragraph 3.6, the Participant to receive, upon the exercise of the SARs, Shares having an aggregate Market Value equal to the number of SARs exercised, multiplied by the excess of the Market Value of a Share determined on the date of exercise of the SARs over the Exercise Price of the related Options.  At the time of the grant of any SAR to a Participant in conjunction with an Option, the Board shall in its discretion determine whether the exercise or expiry of such SAR or Option shall result in the cancellation of the related Option or SAR, as the case may be.

3.6                               Payment of Cash on Exercise of SARs

At the time of the grant of any SAR to a Participant in accordance with paragraph 3.5, the Board may, in its discretion, provide that, upon the exercise of such SAR, either of the following shall be applicable:

(i)                                     the Participant shall only be entitled to receive a cash payment from the Company; or

(ii)                                  the Participant may, by indicating in the Exercise Notice filed by the Participant at the time of exercise, elect to receive a cash payment from the Company in lieu of any Shares which such Participant would be otherwise entitled to receive upon exercise of such SARs;

and in each case the cash payment shall be equal to the aggregate Market Value of the Shares which such Participant would otherwise have been entitled to receive in accordance with paragraph 3.5, upon the exercise of the SAR if the SAR had been exercised for Shares.  The payment of cash to a Participant on the exercise of SARs pursuant to this paragraph shall be net of any applicable withholding taxes.

3.7                               Death or Entitlement to Disability Benefits of Participant

If a Participant dies or becomes entitled to Disability Benefits while an employee of, or during Retirement from, the Company or any Associated Company but prior to the expiration of the Option or SAR, the executor or administrator of the Participant’s estate or the disabled Participant shall have the right to exercise the Option or SAR to the extent that the Option or SAR was exercisable at the date of such death or entitlement to Disability Benefits and the right to exercise the Option or SAR shall terminate upon the earlier of: (a) the expiration of twelve (12) months from the date of the Participant’s death or entitlement to Disability Benefits; or (b) the expiration of the Exercise Term of the particular Option or SAR.  Any Options or SARs held by the Participant which were not exercisable at the date of death or entitlement to Disability Benefits shall immediately terminate.

3.8                               Retirement of Participant

If a Participant’s employment with the Company or any Associated Company is terminated by reason of Retirement, all Options or SARs held by the Participant shall become exercisable on the effective date of Retirement.  The right to exercise any such Options or SARs held by the Participant shall terminate upon the earlier of:  (i) a period of thirty-six (36) months from the effective date of Retirement and (ii) the expiration of the Exercise Term of the particular Option or SAR.

3.9                               Termination for Cause

Where a Participant’s employment with the Company or any Associated Company is terminated for cause, any Options or SARs held by the Participant which are exercisable at the date of such termination for cause shall continue to be exercisable by the Participant until the earlier of:  (i) six (6) months from the date of such termination for cause; and (ii) the expiration of the Exercise Term of the particular Option or SAR.  Any Options or SARs held by the Participant which are not exercisable at the date of such termination of employment shall immediately terminate.

3.10                        Other Involuntary Termination of Employment

Where a Participant’s employment with the Company or any Associated Company is terminated by the Company or any Associated Company for any reason other than cause, any Options or SARs held by the Participant which are exercisable at the date of such involuntary termination of employment shall continue to be exercisable by the Participant until the earlier of:  (i) six (6) months from the date of such involuntary termination; and (ii) the expiration of the Exercise Term of the particular Option or SAR.  Any Options or SAR’s held by the Participant which are not exercisable at the date of such termination of employment shall immediately terminate.

3.11                        Voluntary Termination of Employment

Where a Participant voluntarily resigns his or her employment with the Company or any Associated Company, other than by means of Retirement, any Options or SARs held by the Participant which are exercisable at the date of such voluntary termination of employment shall continue to be exercisable by the Participant until the earlier of:  (i) six (6) months from the date of such voluntary termination; and (ii) the expiration of the Exercise Term of the particular Option or SAR.  Any Options or SARs held by the Participant which are not exercisable at the date of such termination of employment shall immediately terminate.

3.12                        Discretion to Permit Exercise

Notwithstanding the provisions in paragraphs 3.7 to 3.11 inclusive, the Board may, in its discretion, at any time prior to or following the events contemplated in such paragraphs, permit the exercise of any or all Options or SARs held by the Participant in the manner and on the terms authorized by the Board.  However, in no case shall the Board authorize the exercise of an Option or SAR pursuant to this paragraph beyond the expiration of the Exercise Term of the particular Option or SAR.

ARTICLE IV - LIMITED APPRECIATION RIGHTS

4.1                               Award of LARs

Subject to the provisions of this Plan, including, without limitation, Appendix “B” hereto and such other terms and conditions as the Board may prescribe, the Board may award LARs to any Participant.  The specific terms and conditions governing awards of LARs are set forth in Appendix “B” to this Plan.

ARTICLE V - OTHER SHARE-BASED AWARDS

5.1                               Other Share-Based Awards under the Plan

Subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, the Board may Award to any Participant other share-based awards, including, without limitation, bonus Shares, Performance Units and Performance Shares as described in Appendix “A” and such other awards involving the issuance or possible issuance of Shares as the Board may consider appropriate from time to time (collectively the “Other Share-Based Awards”).

5.2                               Consideration for Other Share-Based Awards

Subject to Appendix “A” and the provisions of the Plan, the Board may determine the consideration which shall be paid or given for Shares acquired pursuant to the Other Share-Based Awards. Such consideration may consist entirely of previous services given to the Company or its Associated Companies by the Participant.

5.3                               Payment of Consideration

Subject to the provisions of this Plan, the consideration for any other Share-Based Awards granted pursuant to the Plan shall be fully paid in cash or past services by the Participant at the time of the grant.  No Shares shall be issued or transferred until full cash or past service payment has been received therefor.  As soon as practicable, after the receipt of any full payment, the Company shall deliver to the Participant, a certificate or certificates representing the acquired Shares.

ARTICLE VI - AWARDS TO OTHER EMPLOYEES

6.1                               Awards to Other Employees

Notwithstanding the provisions of this Plan or the Appendices hereto, the Board may, in its discretion, grant Options and Other Share Based Awards provided for in this Plan from time to time to employees of the Company or an Associated Company who are not otherwise Participants in the Plan, all on such terms and conditions as the Board may prescribe at the time of such Award, except that, in no circumstances shall Individuals who are Insiders of the Company at such time, be awarded Options or Other Share Based Awards pursuant to this Plan.

ARTICLE VII - REORGANIZATION OF THE COMPANY

7.1                               General

The existence of any Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

7.2                               Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend which is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company which, in the opinion of the Board, would warrant the replacement of any existing Awards in order to adjust (i) the number of Shares which may be acquired on the exercise of any outstanding Awards, (ii) the Exercise Price of any outstanding Awards, or (iii) the number of SARs and/or LARs held by Participants, in order to preserve proportionately the rights and obligations of Participants, the Board shall authorize such steps to be taken as may be equitable and appropriate to that end.  Notwithstanding anything hereinabove, a decision of the Board in respect of any and all matters falling within the scope of this paragraph or paragraph 7.3 shall be final and without recourse on the part of any Participant and his or her heirs or legal representatives.

7.3                               Other Events Affecting the Company

In the event of an amalgamation, combination, merger or other reorganization involving the Company, by exchange of Shares, by sale or lease of assets, or otherwise, which in the opinion of the Board warrants the replacement of any existing Awards in order to adjust (i) the number of Shares which may be acquired on the exercise of any outstanding Awards, (ii) the Exercise Price of any outstanding Awards, or (iii) the number of SARs and/or LARs held by Participants, in order to preserve proportionately the rights and obligations of Participants, the Board shall authorize such steps to be taken as may be equitable and appropriate to that end.

7.4                               Immediate Exercise of Awards

Where the Board determines that the steps provided for in paragraphs 7.2 and 7.3 would not preserve proportionately the rights and obligations of Participants in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Awards which are not otherwise exercisable.  In addition, if a Change of Control should occur at any time, any Award that is not by its terms then exercisable shall be deemed to have become exercisable immediately prior to such Change of Control.

7.5                               Issue by Company of Additional Shares

Except as expressly provided in this Article VII, the issue by the Company of shares of any class, or securities convertible into shares of any class, for money, services or property either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of Shares or obligations of the Company convertible into such shares or securities, shall not affect, and no adjustment by reason thereof shall be made with respect to (i) the number of Shares which may be acquired on the exercise of any outstanding Awards, (ii) the Exercise Price of any outstanding Awards, or (iii) the number of SARs and/or LARs held by Participants.

ARTICLE VIII - MISCELLANEOUS PROVISIONS

8.1                               Legal Requirement

The Company shall not be obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board exercising its discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable valid statutory or regulatory enactment of any government or government agency.

8.2                               Rights of Participant

No Participant shall have any claim or right to be granted an Option, SAR, LAR or any other Award (including, without limitation, an Award in substitution for any Option, SAR, LAR or other Award that has expired pursuant to the terms of the Plan), and the granting of any Option, SAR, LAR or other Award shall not be construed as giving a Participant a right to remain in the employ of the Company.  No Participant shall have any rights as a shareholder of the Company in respect of Shares issuable on the exercise of rights to acquire Shares under any Award until the allotment and issuance to the Participant of certificates representing such Shares.

8.3                               Amendment or Discontinuance

Subject to receipt of any necessary regulatory or other approval, the Board may, at any time or from time to time, amend, suspend or terminate the Plan or any provisions thereof in such respects as it, in its discretion, may determine appropriate provided, however, that no amendment, suspension or termination of the Plan shall, without the consent of any Participant or the representatives of his or her estate, as applicable, alter or impair any rights or obligations arising from any Award previously granted to a Participant under the Plan.

8.4                               Indemnification

Every Director shall at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, which such Director may sustain or incur by reason of any action, suit or proceeding, proceeded or threatened against the Director, otherwise than by the Company, for or in respect of any act done or omitted by the Director in respect of the Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

8.5                               Effective Dates

This Plan shall become effective on September 21, 2004.

8.6                               Governing Law

This Plan is created under and shall be governed, construed and administered in accordance with the laws of the Province of Alberta and the laws of Canada as applicable therein.

APPENDIX “A” - PERFORMANCE AWARDS

1.                                       Award of Performance Units:  The Board may, from time to time, subject to the terms and conditions of the Plan, award to any Participant any number of Performance Units.

2.                                       Establishment of Performance Accounts:  At the time of award, the Board or Committee shall establish a Performance Account for each Participant.  Performance Units awarded to a Participant shall be credited to the Participant’s Performance Account.  At no time shall fractional Performance Units be awarded to, or earned by, a Participant.

3.                                       Performance Period and Targets:

(a)                                  The Performance Period for determination of entitlement to the Performance Units awarded to a Participant shall be of such duration as the Board shall establish at the time of award.  There may be more than one award of Performance Units credited to a Participant at any one time, and Performance Periods may differ.

(b)                                 At the time of each award of Performance Units, the Board shall establish optimal and minimum performance targets to be achieved by the Participant within the Performance Period.  The factors to be considered in establishing such performance targets shall be determined by the Board using such measures of the performance of the Company over the Performance Period as the Board in its discretion shall approve.

(c)                                  Attainment of the optimal performance target in respect of a Performance Period shall earn the Participant 100% of the awarded Performance Units.  Failure to meet the minimum performance target will earn no Performance Units.

(d)                                 Should the Participant exceed the optimal performance target, the Board may in its discretion determine that a Participant has earned in excess of 100% of the awarded Performance Units.

(e)                                  If the Participant equals or exceeds the minimum performance target but does not achieve the optimal performance target then the Board in its discretion may determine that a Participant has earned such percentage of the awarded Performance Units as the Board sees fit in the circumstances.

(f)                                    Any unearned Performance Units which remain in a Participant’s Performance Account after the determinations in subparagraphs 3(d) and (e) shall be deleted from the Performance Account by the Company.

4.                                       Rights and Benefits During Performance Period:

(a)                                  Under no circumstances shall Performance Units be considered Shares, nor shall Performance Units entitle any Participant to the exercise of voting rights, the receipt of dividends or the exercise of any other rights attaching to the ownership of Shares in the Company.

(b)                                 In no event may the rights or interest of a Participant under the Plan be assigned, encumbered or transferred until such time as a Performance Share is issued in accordance with Paragraph 5 except to the extent that rights may pass to the Participant’s estate upon the death of the Participant pursuant to the terms of this Plan.

5.                                       Forms of Payment:

(a)                                  Payment in respect of Performance Units earned by a Participant pursuant to paragraph 3 shall be made in the form of Performance Shares issued to the Participant or to the Participant’s order as soon as practicable thereafter.

(b)                                 The number of Performance Shares to be issued shall be equal to the whole number of Performance Units which the Participant has earned in relation to his or her performance targets.  Where, under subparagraphs 3(d) or (e), the determination of the number of Performance Units earned would result in the issue of a fractional Performance Share, the number of Performance Units earned shall be rounded down to the next whole number of Performance Units.  No fractional Performance Shares shall be issued nor shall cash be paid at any time in lieu of any such fractional interest.  Any earned fractional Performance Unit which, together with other earned fractional interests, form a whole Performance Unit, shall be issued as a whole Performance Share as part of the balance of the Performance Shares to be issued under this paragraph.  Any earned fractional Performance Units remaining in a Participant’s Performance Account shall be deleted by the Company after the issuance of Performance Shares pursuant to this paragraph.

(c)                                  Performance Shares issued under the Plan shall be considered fully paid in consideration of past service that is no less in value than the fair equivalent of the money the Company would have received if the Shares had been issued for money.

(d)                                 Any obligation of the Company to issue Performance Shares in accordance with the terms of this Plan is subject to compliance with the laws, rules, and regulations of all public agencies and authorities applicable to the issuance and distribution of such Shares and to the listing of such Shares on any stock exchange on which any of the Shares of the Company may be listed.  Each Participant will agree, as a condition to becoming entitled to receive Performance Shares under this Plan, to comply with all such laws, rules and regulations and to furnish the Company with all information and undertakings as may be required to permit compliance with such laws, rules and regulations.

6.                                       Significant Events:  If, during the course of the Performance Period, there shall occur a significant event or events as determined by the Board, including, but not limited to, a reorganization of the Company, which the Board expects will have or believes has had a substantial effect on the attainment of the performance targets during such period, the Board or Committee may revise such targets accordingly.

7.                                       Termination of Employment:  In the event the Participant ceases to be an employee of the Company or an Associated Company before the end of any Performance Period, upon his or her death, Retirement or entitlement to Disability Benefits which occurs before the end of any Performance Period, the Board, taking into consideration the performance of such Participant and the performance of the Company over the Performance Period, may authorize payment of all or a portion of the Performance Award to such Participant (or such Participant’s estate) which would have been paid to the Participant had such Participant continued as an employee to the end of the Performance Period and attained at least the minimum performance target.  In the event a Participant ceases to be an employee of the Company or an Associated Company for any other reason including without limitation termination of employment by the Participant, or by the Company or Associated Company with or without just cause,  all Performance Units awarded shall be forfeited as of the date of such termination of employment.

8.                                       Miscellaneous:  The Board may adopt and apply rules that, in its opinion, will ensure that the Company and its Associated Companies will be able to comply with the applicable provisions of any federal, provincial or local law relating to the withholding of tax, including on the amount, if any, includable in the income of a Participant.

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APPENDIX “B” - LIMITED APPRECIATION RIGHTS AWARDS

1.                                       Purpose: The purpose of the award of a Limited Appreciation Right (“LAR”) is to provide Participants with incentive to maximize the value of the Shares during a period when the Company is subject to a Change of Control Transaction.   In particular, the award of a LAR will provide designated Participants with the opportunity to realize the value inherent in their holdings of Options as a result of a Change in Control Transaction without having to exercise their Options.

2.                                       Granting of LARs:

(a)                                  A LAR may be granted to Participants at any time and from time to time in the discretion of the Board.

(b)                                 A LAR granted to a Participant shall confer upon such Participant a collateral right and entitlement in respect of each and every oustanding Option (a “Related Option”) held by the Participant during the period from the date of grant of the LAR to the date upon which the LAR expires or is otherwise cancelled or terminated, regardless of whether the Related Option is granted before, concurrently with, or after the date of grant of the LAR

3.                                       Entitlement Upon Exercise of a LAR: A LAR represents the right of the holder thereof, exercisable upon completion of a Change of Control Transaction, to receive a cash payment from the Company upon surrender of the Related Option equal to the amount, if any, by which:

(a)                                  the greater of:

(i)                                     the highest price per Share paid by a person acquiring Shares in the Change of Control Transaction, and

(ii)                                  the highest “Daily Trading Price” of the Shares on The Toronto Stock Exchange during the 60 day period preceding the date of the Change of Control Transaction where “Daily Trading Price” means the average of the high and low board lot trading prices of the Shares on any particular day;

exceeds

(b)                                 the Exercise Price of the Related Option.

4.                                       Manner of Exercise of LARs:  Subject to the provisions hereof and any Award Agreement, a LAR attached to and forming part of any Related Option may be exercised by means of giving an Exercise Notice addressed to the Company specifying the Related Options in respect of which the LAR is exercised.  The exercise of any LAR must be accompanied by the surrender of the Related Option which will thereupon be cancelled.

5.                                       Exercise Term; Expiry and Cancellation of LARs:  Subject to paragraph 6 below, a LAR granted to a Participant pursuant to the terms of the Plan will be exercisable upon completion of a Change of Control Transaction, provided that the Related Option is, by its terms, then exercisable, and will expire and be cancelled upon the earlier of (i) the exercise of the Related Option by a Participant (ii) the expiry of the Exercise Term of the Related Option; (iii)the expiry date of the LAR as designated by the Board at the date of grant thereof; and (iv) the grant to the Participant of a new LAR on substantially the same terms as any existing LAR but with a later stated expiry date.

6.                                       Other Events Affecting Exercise of LARs: All LARs granted to Participants pursuant to the terms of the Plan shall terminate and be of no further effect immediately upon the occurrence of any of the following events:

(a)                                  the Death or entitlement to Disability Benefits of the Participant;

(b)                                 the Retirement of the Participant;

(c)                                  the termination of the Participant’s employment with the Company, whether with or without cause and whether with or without any or reasonable notice;

(d)                                 the voluntary termination of his/her employment with the Company by a Participant.

Notwithstanding the foregoing provisions of this paragraph, upon the occurrence of any of the foregoing events at a time when a LAR is exercisable due to the completion of a Change of Control Transaction, the LAR shall continue to be exercisable for six months following the effective date of the Change of Control Transaction or until such earlier date as they are cancelled pursuant to paragraph 5; and provided further that the Board, in its discretion, may permit the exercise of any or all LARs held by a Participant in the manner and on the terms authorized by the Boar

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